Exhibit 99
Hillenbrand Industries Reports Third Quarter Revenues of
$494.1 Million and Earnings
From Continuing Operations of $0.57 Per
Fully Diluted Share
Separation of Operating Units on Schedule
Hillenbrand Narrows Full Year Fiscal 2007 Earnings per Share Guidance
BATESVILLE, Ind., August 9, 2007 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal third quarter ended June 30, 2007. Results included revenues of $494.1 million, a $24.8 million or 5.3 percent increase from $469.3 million in the prior year comparable period. Consolidated net income from continuing operations was $35.7 million, or $0.57 per fully diluted share, a decrease of 31.3%. On an as adjusted basis, fully diluted earnings per share from continuing operations for the third quarter of fiscal 2007 were $0.66 compared to $0.83 per fully diluted share in 2006, a decrease of 20.5 percent. Adjustments experienced in both the current and prior year relate to antitrust litigation expenses. Adjustments to the current year include costs associated with the planned separation of Hillenbrand’s two operating units, costs associated with the terminated Yorktowne acquisition and net realized gains on investments. The prior year was also adjusted for special charges and litigation credits. Year to date fully diluted earnings per share from continuing operations for fiscal 2007, on an as adjusted basis, were $2.35 compared to $2.43 for the prior year comparable period, a decline of 3.3 percent.
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “Our third quarter performance reflects continued execution of our previously communicated strategy. Consolidated sales growth of 5.3 percent and earnings results reflecting increased investment spending are consistent with the trajectories we anticipated. Contributing to the overall performance was Hill-Rom worldwide growth of 8.0 percent (6.7 percent on a constant currency basis), led by strong International and Surgical performance. Disappointing growth in our North America Acute Care and Batesville Casket businesses reflects continued challenging market and competitive environments which we are addressing through current year strategic investments.”
“We expected and guided to increased investment spending in the second half of the fiscal year leading to a year-over-year decline in net income. Our investment plans are generally on track and we continue to believe that these initiatives will position both our operating companies for accelerated growth in the future. While still early in our three-year plan, we are beginning to see returns in some areas, including an increased rate of new product introductions and improving gross margins. In other areas such as Batesville Casket and Hill-Rom rental revenue, we continue to experience challenges that we will address through disciplined execution of our strategic and operational programs,” Soderberg continued.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.
For a more complete review of Hillenbrand’s third quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which will be filed today.
Third Quarter Financial and Operational Highlights
Revenues:
•	Hill-Rom global Health Care sales increased by $25.6 million, or 12.8 percent to $225.4 million. Within this amount, North America Acute Care capital sales increased by $2.6 million, or 1.7 percent, to $151.6 million. International and Surgical capital sales increased $19.3 million or 42.5 percent, to $64.7 million. North America Post-Acute Care capital sales increased $3.7 million, or 68.5 percent to $9.1 million.

•	Hill-Rom global Health Care rental revenues decreased $1.4 million or 1.3 percent, to $103.1 million primarily due to the expected U.S. rental revenue loss from GPO (Group Purchasing Organizations) contract realignment, which was partially offset by favorable exchange rates in the International rental business.
•	By segment:
•	Hill-Rom North America Acute Care revenues, which include capital and rental products, increased $1.5 million or 0.7 percent to $206.8 million led by increased sales volume of CareAssist® ES bed frames, our new Latitude® architectural arm platform, parts and service revenue and our recently updated stretcher line. These gains were partially offset by lower volumes in our TotalCare® ICU and mid-acuity VersaCare® bed platforms and declining rental revenue from GPO contracts.

•	Hill-Rom International and Surgical capital and rental revenue increased $20.0 million, or 35.5 percent to $76.4 million due primarily to robust sales of our newly introduced AvantGuard™ 800 frames into low-acuity settings where we have not historically been competitive, and sales of $4.2 million by Medicraft. Additionally, foreign exchange rates had a favorable impact of $3.5 million. Excluding Medicraft and foreign exchange impacts, segment sales grew 21.8 percent.

•	Hill-Rom North America Post-Acute Care revenues increased $2.7 million, or 6.3 percent to $45.3 million, driven by the strong growth in capital revenues.

•	Batesville Casket sales of $165.6 million were flat versus the prior year. Lower unit volume due to the soft burial market and the mix effects of our successful introduction of lower priced models were offset by favorable price realization.
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit increased $11.9 million or 8.9 percent, and gross margin improved 40 basis points to 44.3 percent due to higher volumes and favorable price realization, along with cost savings realized from various supply chain cost reduction initiatives, including the continuing restructuring efforts in our French manufacturing facility and our prior year field service restructuring efforts. This improvement occurred despite incurring slightly in excess of $1.0 million of start-up costs associated with the new Monterrey, Mexico facility. Strong international sales, which carry a somewhat lower gross margin, contributed to the downward pressure on overall Hill-Rom gross margin.
•	Batesville Casket gross margin declined 130 basis points to 40.4 percent due primarily to gains recognized in the prior year associated with the sale of two facilities as lower unit volume, higher commodity costs and downward mix was offset by favorable price realization.
•	Consolidated operating expenses increased $35.4 million, or 27.9 percent versus the third quarter of 2006. This increase was due primarily to spending associated with implementation of our strategic priorities in both operating units. Also contributing to higher operating expenses was a charge of $6.0 million associated with deferred acquisition and other costs related to the terminated acquisition of Yorktowne Caskets, Inc. and the cessation of product purchases under Yorktowne’s supply agreement. Additional operating costs of $6.2 million were incurred related to the pending separation of Hillenbrand’s two operating units.
Other:
•	On July 23, 2007, Hill-Rom announced the signing of a distribution agreement with Paramount Bed Co., Ltd., the leading health care bed company in Japan that will allow Paramount Bed to distribute certain Hill-Rom hospital bed systems in Japan. The agreement also opens the door for potential global product collaboration between the two companies.
•	As previously announced, Batesville completed the due diligence on the proposed acquisition of Yorktowne Caskets, Inc. Management concluded that it was not in shareholders’ best interests to proceed with the acquisition.
•	Cash flow from operations was $60.6 million for the third quarter of fiscal 2007, representing a decrease of 40.4 percent from the prior year period, primarily due to lower income and the lack of tax payments in 2006 related to the non-deductibility of the Spartanburg litigation settlement.
In further elaborating on the Company’s healthcare results, Mr. Soderberg commented, “While Hill-Rom saw all three segments report year-over-year revenue gains, our results reflect a variety of differing market dynamics. Our International and Surgical business grew organically at 21.8 percent and included very strong growth in European, Middle East, and Latin American markets. Our North America Acute Care results during the quarter reflect weaker than expected capital sales of our higher end bed platforms, and stronger than expected sales of our CareAssist® bed platform. We are taking aggressive measures to address these weaknesses, but our guidance reflects that these actions will take time to yield expected results. In the post-acute arena, overall growth of 6.3 percent reflected strong capital sales offset by reduced rental revenue from wound products and moveable medical equipment.”

“Hill-Rom’s entrepreneurial businesses, which reside within our segments and consist of The Vest® Airway Clearance System, Hill-Rom Healthcare Information Technology Solutions, and Allen Medical, continued to demonstrate strong performance with year to date growth of 12.1 percent,” stated Soderberg.
“A key component of our international growth strategy is to seek strategic alliances to better serve customers and patients around the globe. I want to highlight the recent distribution agreement we signed with Paramount Bed Co., Ltd. of Japan. This collaboration will strengthen and accelerate Hill-Rom’s presence in the international arena by creating an enlarged and capable channel for Hill-Rom products in Japan, the world’s second largest medical device market. In addition, we plan to explore other projects with Paramount in the hospital and post-acute care segments in the rest of the world,” Mr. Soderberg continued.
In commenting on the deathcare business, Kenneth A. Camp, president and CEO of Batesville Casket Company stated, “Our industry continues to be challenged by various market and demographic dynamics. Declining burial deaths, increasing cremation rates, and competitive industry dynamics combine to create a difficult environment that has caused us to reduce our revenue outlook for the remainder of the year. As previously disclosed, the company made the decision not to pursue the Yorktowne Casket acquisition upon the completion of additional due diligence. However, we will seek to serve Yorktowne customers through our normal Batesville channels.”
Concluding his comments on third quarter results, Mr. Soderberg said, “We continue to vigorously pursue the long-term operating strategies for both Hill-Rom and Batesville Casket that we outlined last fall, and we will continue to accelerate our investment spending in order to position both units for enhanced future growth. Our investment spending will continue to include increased funding for margin improvement programs and distribution channel enhancements at both companies and research and development activities at Hill-Rom. As a result of our on-going commitment to this ambitious plan, we expect a year over year decline in earnings during the fourth fiscal quarter, similar to what we experienced in the third quarter.”
Separation Update
On May 10, 2007 Hillenbrand announced that its board of directors had approved in principle a plan to separate into two independent publicly traded companies, each strategically positioned to capitalize on growth opportunities in their respective markets. Under the previously disclosed plan approved by the Board, Hill-Rom would be spun out of Hillenbrand through a tax free dividend of its shares to shareholders of Hillenbrand, and Batesville Casket would become the sole operating unit of Hillenbrand and continue to be publicly traded under the Hillenbrand name.
As work on the separation progresses, the potential advantages of spinning off Batesville Casket—rather than Hill-Rom—through a tax free dividend of Batesville Casket’s shares to Hillenbrand shareholders are being considered. This alternative mechanism may provide greater structural simplicity and other benefits. A final decision will be subject to review and approval by the Hillenbrand Board of Directors. Regardless of the separation mechanism, we are still planning to complete the separation by February, 2008 as originally intended.
In commenting on the pending separation, Soderberg reflected, “The Company is progressing on separating the healthcare and deathcare operating units to create greater focus and shareholder value. While we are now evaluating the spin-off of Batesville rather than Hill-Rom, it remains our plan to complete the separation within the originally announced time frame.”
As we prepare for the separation, we have also brought significant new expertise to the Hillenbrand Board of Directors by electing three new members who possess extensive experience in international operations, supply chain management, and health care delivery across the care continuum. Their experience, when combined with that of existing board members, well positions the Company to pursue the strategies that we have previously discussed,” added Mr. Soderberg.
Financial Guidance Summary For 2007
The Company refined financial guidance for fiscal year 2007 from that previously provided by narrowing the range as the company approaches the end of the year. Consolidated revenue guidance for fiscal year 2007 will range from $2.000-2.050 billion. Previously, the range was $2.025-2.095 billion. Hill-Rom revenue guidance was adjusted to $1.335-1.375 billion from $1.345-1.405 billion to reflect year to date actual performance in rental revenues. Batesville revenue guidance was adjusted to $665-675 million from $680-690 million to reflect previously mentioned market and demographic dynamics. Adjusted earnings per share from continuing operations on a diluted basis before antitrust litigation expense, special charges, incurred net realized gains on investments, Yorktowne acquisition costs, and the costs of our pending separation will narrow to $3.02 — 3.18 from a previous range of $3.02 — 3.32. Antitrust-related litigation expenses are now projected to be approximately $15 million or $0.15 per share for the year reflecting year to date experience and revised expectations. The Company does not project the amount of any future net realized investment gains or losses, other special charges or additional costs associated with the separation. However, considering net realized investment gains, separation expenses, antitrust-related litigation, and Yorktowne acquisition costs incurred to date, the Company decreased the expected GAAP earnings per share from continuing operations on a diluted basis range to $2.90-3.05 from the $2.90 — 3.20 estimate given at the end of the second quarter. These amounts exclude the effects of any adjustments forthcoming upon the recognition of certain financial misstatements according to the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” As outlined in the section entitled, “Recently Issued Accounting Standards” in Note 1 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, we intend to adopt the provisions of this guidance in the fourth quarter of fiscal 2007. Upon adoption, we will recognize the effects of four financial statement misstatements related to 1) unrealized profit reserves for leased assets, 2) deferred taxes relative to unrealized profit reserves, 3) a postretirement benefit obligation for a plan that bridges health coverage from early retirement to Medicare eligibility and 4) recognition of the write-off of cumulative translation adjustment amounts from a previously disposed of entity. We currently expect the reduction in beginning retained earnings associated with these corrections to approximate $16 million. There will be no effect on the Company’s statement of earnings.
All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:30 a.m. EDT, 7:30 a.m. CDT, on Thursday, August 9, 2007. During the event, management will discuss the results for the fiscal third quarter ended June 30, 2007, along with expectations for the remainder of fiscal 2007. The webcast is available at http://www.hillenbrand.com or http://ir.hillenbrand.com/eventdetail.cfm?eventid=42357 and will be archived on the company’s Web site through August 9, 2008 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 888-802-2268 (International callers 913-312-1271); both are to use confirmation code 1462988 at the above time. A replay of the call is also available through August 14, 2007 at 888-203-1112 (719-457-0820 International). Code 1462988 is needed to access the replay.
ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.

Batesville Casket Company...helping families honor the lives of those they love.
www.hillenbrand.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the planned separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2006. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Quarterly Periods
Condensed Statement of Earnings	3Q07	2Q07	1Q07	4Q06	3Q06
Net revenues
Health Care sales	$225.4	$227.9	$210.8	$258.0	$199.8
Health Care rentals	103.1	107.1	110.2	99.2	104.5
Funeral Services sales	165.6	181.2	162.2	163.3	165.0

Total revenues	494.1	516.2	483.2	520.5	469.3
Cost of revenues
Health Care cost of goods sold	132.3	130.2	122.4	144.0	117.0
Health Care rental expenses	50.7	52.6	53.2	53.5	53.7
Funeral Services cost of goods sold	98.7	101.2	93.4	92.8	96.2

Total cost of revenues	281.7	284.0	269.0	290.3	266.9
Gross profit
Health Care sales	93.1	97.7	88.4	114.0	82.8
Health Care rentals	52.4	54.5	57.0	45.7	50.8
Funeral Services	66.9	80.0	68.8	70.5	68.8

Total gross profit	212.4	232.2	214.2	230.2	202.4
As a percentage of sales	43.0%	45.0%	44.3%	44.2%	43.1%

Operating expense	162.5	149.3	135.1	132.3	127.1
As a percentage of sales	32.9%	28.9%	28.0%	25.4%	27.1%

Litigation credit	—	—	—	—	2.3

Special charges, net	—	(0.2)	—	(2.9)	(0.1)

Other income/(expense)	3.8	2.3	3.1	1.0	2.9

Income tax expense	18.0	30.1	30.3	28.7	29.3

Net income	$35.7	$54.9	$51.9	$67.3	$51.1

Diluted earnings per share:
Earnings per share from continuing operations	$0.57	$0.89	$0.84	$1.09	$0.83

Average common shares outstanding — diluted (thousands)	62,241	61,944	61,835	61,681	61,610

Dividends per common share	$0.2850	$0.2850	$0.2825	$0.2825	$0.2825

Cash Flows from Operations
Cash flow from operations	$60.6	$35.0	$101.8	$(156.6)	$101.6
Capital expenditures	(28.4)	(44.9)	(27.3)	(22.3)	(24.6)

Cash flow from operations less capital expenditures	$32.2	$(9.9)	$74.5	$(178.9)	$77.0

Cash, cash equivalents and short term investments	$146.1	$117.7	$135.5	$81.9	$255.3

Capital Expenditures
Hill-Rom/Corporate	$23.4	$42.0	$25.3	$16.5	$19.1
Batesville Casket	$5.0	$2.9	$2.0	$5.8	$5.5

Depreciation & Amortization
Hill-Rom/Corporate	$22.8	$22.6	$22.1	$22.6	$22.6
Batesville Casket	$4.5	$4.4	$4.3	$4.8	$4.4

Consolidated Results — Highlights
Revenues

	Q3 2007	Y/Y Foreign	Q3 2007	Q3 2006	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
Acute Care	$206.8	$(0.2)	$206.6	$205.3	0.6%
Post Acute Care	45.3	—	45.3	42.6	6.3%
International and Surgical	76.4	(3.5)	72.9	56.4	29.3%

Total Hill-Rom	328.5	(3.7)	324.8	304.3	6.7%

Batesville Casket	165.6	(0.6)	165.0	165.0	0.0%

Total	$494.1	$(4.3)	$489.8	$469.3	4.4%

	YTD 2007	Y/Y Foreign	YTD 2007	YTD 2006	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
Acute Care	$630.0	$(0.2)	$629.8	$622.8	1.1%
Post Acute Care	133.5	—	133.5	127.3	4.9%
International and Surgical	221.0	(11.6)	209.4	181.0	15.7%

Total Hill-Rom	984.5	(11.8)	972.7	931.1	4.5%

Batesville Casket	509.0	(0.8)	508.2	511.3	-0.6%

Total	$1,493.5	$(12.6)	$1,480.9	$1,442.4	2.7%

Non-GAAP Financial Disclosures and Reconciliations — Third Quarter 2007
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations — 2007			Income from Continuing Operations — 2006
		Income	Diluted		Income	Diluted
Third Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$53.7	$18.0	$0.57	$80.4	$29.3	$0.83
Adjustments:
Antitrust litigation	1.8	0.8	0.01	1.9	0.7	0.02
Special/Litigation charges	—	—	—	(2.2)	(0.7)	(0.02)
Net realized gains on investments	(3.2)	(0.5)	(0.04)	—	—	—
Yorktowne acquisition costs	2.8	1.0	0.03	—	—	—
Separation costs	6.2	0.7	0.09	—	—	—

Income from continuing operations — Adjusted	$61.3	$20.0	$0.66	$80.1	$29.3	$0.83

	Income from Continuing Operations — 2007			Income from Continuing Operations — 2006
		Income	Diluted		Income	Diluted
Year-to-Date	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$220.9	$78.4	$2.30	$243.0	$88.8	$2.51
Adjustments:
Antitrust litigation	7.2	2.8	0.07	10.4	3.8	0.11
Special/Litigation charges	0.2	0.3	(0.00)	0.2	(0.6)	0.01
Net realized gains on investments	(10.1)	(1.4)	(0.14)	(16.2)	(3.8)	(0.20)
Yorktowne acquisition costs	2.8	1.0	0.03	—	—	—
Separation costs	6.2	0.7	0.09	—	—	—

Income from continuing operations — Adjusted	$227.2	$81.8	$2.35	$237.4	$88.2	$2.43